GCP Applied Technologies Elects James F. Kirsch
To Board of Directors

CAMBRIDGE, Mass. - July 2, 2018 - GCP Applied Technologies Inc. (NYSE: GCP) announced today that James F. Kirsch has been elected to its board of directors, effective October 1, 2018. His election increases the board from eight to nine members. Mr. Kirsch has also been appointed to serve on the Audit, Compensation, Corporate Responsibility, and Nominating and Governance Committees of the board of directors.

Ronald C. Cambre, chairman of GCP’s board of directors said, “We are very pleased to add an executive with Jim’s extensive experience to our board. He has compiled a successful operating record in leading companies across a broad range of industries and end-markets, which will bring valuable new insights to our board.”

Mr. Kirsch held the position of chairman, president and chief executive officer of Ferro Corporation from 2004 to 2012. Ferro is a global supplier of technology-based functional coatings and color solutions. Prior to joining Ferro, Mr. Kirsch was the president of Quantum Composites, Inc., a manufacturer of thermoset molding compounds, parts, and assemblies for the automotive, aerospace, electrical, and HVAC markets.

Mr. Kirsch is currently a director of Rayonier Advanced Materials, Inc., and previously served on the boards of Cliffs Natural Resources and Ferro Corporation.

Media Relations Paul Keeffe T +1 617.498.4461 mediainfo@gcpat.com	Investor Relations Joseph DeCristofaro T +1 617.498.2616 investors@gcpat.com

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About GCP Applied Technologies
GCP is a leading global provider of construction products technologies that include additives for cement and concrete, the VERIFI® in-transit concrete management system, high-performance waterproofing products, and specialty systems. GCP products have been used to build some of the world’s most renowned structures. More information is available at www.gcpat.com.

This announcement contains “forward-looking statements,” that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, statements about expected financial positions; results of operations; cash flows; financing plans; business strategy;

operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. Like other businesses, GCP is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks related to: the cyclical and seasonal nature of the industries that GCP serves; foreign operations, especially in emerging regions; changes in currency exchange rates; the cost and availability of raw materials and energy; the effectiveness of GCP’s research and development, new product introductions and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting GCP’s outstanding liquidity and indebtedness, including debt covenants and interest rate exposure; developments affecting GCP’s funded and unfunded pension obligations; warranty and product liability claims; legal proceedings; the inability to establish or maintain certain business relationships and relationships with customers and suppliers or the inability to retain key personnel; and the handling of hazardous materials and the costs of compliance with environmental regulation. These and other factors are identified and described in more detail in GCP's Annual Report on Form 10-K, which has been filed with the U.S. Securities and Exchange Commission and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on GCP’s projections and forward-looking statements, which speak only as the date thereof. GCP undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.